EXHIBIT 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

JORGAN DEVELOPMENT, LLC and

JBAH HOLDINGS, LLC,

as Sellers

and

VIVAKOR, INC.

as Purchaser

June 15, 2022

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Exhibits

Exhibit A – Form of Lockup Agreement

Exhibit B – Form of Promissory Notes

Exhibit C – Net Working Capital Sample Calculation

Exhibit D – Form of Master Netting Agreement

Exhibit E – Form of Shared Services Agreement

Exhibit F – Form of Pledge Agreements

Exhibit G – Form of Company Guarantees

Exhibit H – Form of General Release

Schedules

Schedule I – Membership Units of the Company

Schedule II – Purchase Price, Purchaser Stock and Note Consideration Allocation

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement") is made and entered into on June 15, 2022 (the "Execution Date") by and among JORGAN DEVELOPMENT, LLC, a Louisiana limited liability company ("Jorgan") and JBAH HOLDINGS, LLC, a Texas limited liability company ("JBAH" and, together with Jorgan, the "Sellers", and individually, each a "Seller"), as the equity holders of SILVER FUELS DELHI, LLC, a Louisiana limited liability company ("SFD") and WHITE CLAW COLORADO CITY, LLC, a Texas limited liability company ("WCCC" and, together with SFD, the "Companies", and individually, each a "Company"), and VIVAKOR, INC., a Nevada corporation ("Purchaser"). Sellers and Purchaser may each be referred to herein as a "Party", or collectively, as the "Parties."

RECITALS

WHEREAS, Jorgan owns ninety-nine percent (99%) and JBAH owns one percent (1%) of all of the issued and outstanding limited liability company membership interests in and to SFD and WCCC, respectively (the "Membership Interests"), as set forth on Schedule I;

WHEREAS, Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and accept from Sellers, all of the Membership Interests pursuant to the terms set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I.
DEFINITIONS

As used herein, the following terms shall have the following meanings:

"Accounts Receivable" means the accounts receivable of the Companies resulting from goods sold and/or services provided by the Companies prior to the Closing Date.

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise, and its and their respective stockholders, partners, directors, officers, members, managers and employees, and with respect to a particular individual: (i) each other member of such individual’s family who resides with such individual and (ii) any Person that is controlled by one or more members of such individual’s family.

"Agreement" has the meaning specified in the preamble to this Agreement.

"Amended Form P-5" means an amended Form P-5 (Organization Report) and Form P-5O (Organization Report; Officer Listing) filed by Purchasers with the Railroad Commission of Texas on behalf of SFD and WCCC, which shall evidence the change of mailing address, resident agent, officers, owners, and other information of SFD and WCCC from Sellers to Purchaser.

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"Assets" means, (i) with respect to SFD, all of the assets owned by SFD, including any and all of SFD's right, title and interest in and to the Delhi Terminal and its related equipment, fixtures, real property, and other related tangible personal property necessary or advisable for its efficient operation, and (ii) with respect to WCCC, all of the assets owned by WCCC, including any and all of WCCC's right, title and interest in and to the China Grove Station and its related equipment, fixtures, real property, and other related tangible personal property necessary or advisable for its efficient operation.

"Assignment of Membership Interests" has the meaning specified in Section 3.4(b).

"Basket Amount" has the meaning specified in Section 8.2(b).

"Business" means, as applicable, (a) with respect to SFD, the operation of a liquid storage and blending terminal for the purchase, sale, receipt, storage, tanking, blending, and transportation of Hydrocarbons in or near Delhi, Louisiana, (b) with respect to WCCC, the operation of a liquid storage and blending terminal for the purchase, sale, receipt, storage, tanking, blending, and transportation of Hydrocarbons in or near Colorado City, Texas.

"Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of Nevada are authorized or obligated to close.

"Cap" has the meaning specified in Section 8.2(b).

"CARES Act" means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and applicable rules, regulations, and guidance thereunder, in each case as amended from time to time.

"CARES Forgivable Uses" means uses of proceeds of a PPP Loan that are eligible for forgiveness under Section 1106 of the CARES Act.

"Closing" means the closing of the transactions contemplated by Article III.

"Closing Consideration" has the meaning specified in Section 3.1(b).

"Closing Date" means the date on which the Closing actually occurs.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" has the meaning specified in the preamble to this Agreement.

"Company Accounting Practices" means the accounting methods, policies, practices and procedures, including classification and estimation methodology (but taking into account all available information as of the time of preparation of the Financial Statements or calculations) used by the Company in the preparation of the Financial Statements for the year ended December 31, 2021.

"Company Guarantees" means those certain guarantees of the Promissory Notes and Pledge Agreements by each of the Companies substantially and materially in the form and content set forth on Exhibit G.

"Consents" has the meaning specified in Section 3.4(h).

"COVID-19" means the presence, transmission, threat or fear of severe acute respiratory syndrome coronavirus (SARS-CoV-2) also known as the novel coronavirus, and the disease caused thereby, COVID-19, or any evolution thereof, and/or any mandatory or advisory restriction issued, or action ordered or threatened by any Governmental Authority.

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"Current Assets" has the meaning specified in Section 3.2(a)(i).

"Current Liabilities" has the meaning specified in Section 3.2(a)(i).

"Damages" has the meaning specified in Section 8.2(a).

"Delhi Terminal" means that certain liquid Hydrocarbon storage, blending, and throughput terminal located upon all that certain tract of land described as 9.39 acres, being more particularly described in that certain Cash Deed dated October 5, 2018, from Paul Allen Wells et ux, recorded as Document No. 0379405, Official Records of Richland Parish, Louisiana.

"Disclosure Schedule" has the meaning specified in Article IV.

"Disputed Matters" has the meaning specified in Section 8.4(b).

"Effective Date" is the date of Closingt.

"Environmental Laws" means any law, common law, ordinance, regulation or binding policy of any Governmental Authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved or entered thereunder, relating to the environment, health and safety, Hazardous Materials (including the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under or about any real property owned, leased or operated at any time by the Companies, including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination. Environmental Laws include the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act, the Occupational Safety and Health Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, state and local counterparts, in each case as amended, and any other federal, state and local law whose purpose is to conserve or protect employee safety and health, human health in respect to exposure to Hazardous Materials, the environment, wildlife or natural resources.

"Execution Date" has the meaning set forth in the preamble to this Agreement.

"Fairness Opinion" means the opinion of a reputable financial advisor to the Purchaser which concludes that the Purchase Price is fair to the stockholders of Purchaser.

"Final Closing Statement" has the meaning specified in Section 3.2(c).

"Final Deficit" has the meaning specified in Section 3.2(d).

"Final Determination Date" has the meaning specified in Section 3.2(d).

"Final Surplus" has the meaning specified in Section 3.2(d).

"Financial Statements" has the meaning specified in Section 4.14(a).

"Fundamental Representations" has the meaning specified in Section 8.1(a).

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"General Release" has the meaning specified in Section 3.4(d).

"Governmental Approvals" has the meaning specified in Section 3.5(h).

"Governmental Authority" means any domestic or foreign national, state, multi state or municipal or other local government, any subdivision, agency, commission or authority thereof, exercising any executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any quasi-governmental or private body that is government owned or established to perform such functions. For clarity, Governmental Authority does not include any government owned oil companies or refineries unless specifically indicated.

"Governmental Order" means any order, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Materials" means and includes petroleum and refined petroleum products, asbestos, polychlorinated biphenyls, and any other substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under, or for which liability or standards of care are imposed by, any Environmental Law.

"Holder" has the meaning set forth in the Promissory Notes.

"Hydrocarbon(s)" means oil, gas and other hydrocarbons produced or processed in association therewith, or any combination thereof, and any minerals produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, normal butane and natural gasoline) of any type or composition.

"Indebtedness" means (without duplication and to the extent not included in Selling Expenses) the sum of the following items, as of immediately prior to the Closing: (i) the principal amount of any indebtedness of either Company for borrowed money outstanding, together with all prepayment premiums or penalties and other amounts with respect to such indebtedness becoming due as a result of the transactions contemplated by this Agreement, (ii) any unpaid interest owing on the indebtedness described in clause (i) above, (iii) obligations of each Company in respect of capitalized leases and obligations for the deferred purchase price of goods or services (including any liabilities associated with past acquisitions, but not including any trade payables or accruals incurred in the Ordinary Course of Business), (iv) obligations in respect of banker’s acceptances or letters of credit issued or created for the account or benefit of each Company (including any letters of credit supporting any bonds), (v) all indebtedness or obligations of the types referred to in the preceding clauses (i) through (iv) of any other Person secured by any claim on any Assets of each Company, even though each Company has not assumed or otherwise become liable for the payment thereof, but excluding customer deposits and interest payable thereon in the Ordinary Course of Business, (vi) guarantees of obligations of the type described in clauses (i) through (v) above of any other Person, (vii) any payment obligation in respect of interest under any existing interest rate swap or hedge Material Contract entered into by each Company, and any costs associated with termination of any such arrangement, (viii) any amounts payable to current or former owners of each Company, (ix) unpaid management fees, if any, (x) any unfunded vested benefits under any employee benefit plan, and (xi) all interest, prepayment penalties, premiums, fees and expenses payable with respect to any of the foregoing.

"Indemnified Party" has the meaning specified in Section 8.4(a).

"Indemnifying Party" has the meaning specified in Section 8.4(a).

"Independent Accountant" means James, Hardy & Haley or in the event of a conflict with James, Hardy & Haley another independent public accounting firm selected in Purchaser’s reasonable discretion which has no prior relationship with either of the Sellers or Purchaser.

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"Intellectual Property" means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (ii) e mail addresses, internet domain names, whether or not trademarked, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (iii) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (iv) inventions, discoveries, trade secrets, business and technical information and know how, databases, data collections and other confidential and proprietary information and all rights therein; (v) patents (including all reissues, divisionals, provisionals, continuations and continuations in part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (vi) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (vii) semiconductor chips and mask works; (viii) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (ix) all rights to any Actions of any nature available to or being pursued by the Companies to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

"Interim Financial Statements" has the meaning specified in Section 4.14(a).

"JBAH" has the meaning specified in the preamble to this Agreement.

"Jorgan" has the meaning specified in the preamble to this Agreement.

"Knowledge of Purchaser" means the actual and constructive knowledge after reasonable inquiry of the officers and directors of Purchaser.

"Knowledge of Sellers" means the actual and constructive knowledge after reasonable inquiry of the managers, members and beneficial owners of the Sellers.

"Law" or "Laws" means any federal, state, local, municipal or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, judgment, decree, proclamation, treaty, rule, regulation, ruling or requirement issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

"Leased Real Property" has the meaning specified in Section 4.15(b).

"Licenses" means all of the licenses, permits, certificates, exemptions, franchises and other authorizations from any Governmental Authority or other third party necessary or proper for the use, occupancy or operation of the Business as conducted as of the Closing Date.

"Lien" means any claim, lien, pledge, option, right of first refusal, easement, security interest, deed of trust, mortgage, right of way, encroachment, restrictive covenant or other encumbrance, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

"Lockup Agreement" means an agreement substantially and materially in the form and content set forth on Exhibit A.

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"Master Netting Agreement" means a netting agreement substantially and materially in the form and content set forth on Exhibit D.

"Material Adverse Effect" means any effect, change, event, occurrence, statement of facts or development that (i) is, or is reasonably likely to be, individually or in the aggregate, materially adverse with respect to the Assets, the Business, financial condition, results of operations or prospects of the Companies or the right or ability of Sellers to consummate any of the transactions contemplated hereby, or (ii) prevents or would reasonably be expected to prevent Sellers from consummating the transaction on a timely basis; provided, however, that no such occurrence, condition, change, development, event or effect shall be required to persist for any length of time in order to constitute a Material Adverse Effect; provided, further, however, in no event shall any of the following constitute a Material Adverse Effect: any occurrence, condition, change, development, event or effect directly or indirectly resulting from (a) any change in economic conditions generally, including any change in markets for, or prices of, Hydrocarbons, or other commodities or supplies; (b) any change in political conditions, including any acts of war, sabotage or terrorist activities; (c) any change affecting any of the Hydrocarbon transportation, distribution, storage, processing or sales industries, generally (other than any change or development that materially disproportionately affects any Company or its Business (as compared to other substantially similar companies)); (d) any change in the financial, banking, credit, securities or capital markets (including any suspension of trading in, or limitation on prices for, securities on any stock exchange or any changes in interest rates) or any change in the general national or regional economic or financial conditions; (e) any proposed or actual change in any Laws (including Environmental Laws) or GAAP; (f) any change caused by the pending sale of the Membership Interests to Purchaser, including changes due to the credit rating of Purchaser or their Affiliates; (g) any actions to be taken pursuant to or in accordance with this Agreement, or taken at the request of or with the consent of Purchasers; (h) the announcement or pendency of the transaction; and (i) any failure by the Companies to meet internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period commencing on the Execution Date and terminating at the Closing.

"Material Contract" has the meaning specified in Section 4.12(a).

"Membership Interests" has the meaning specified in the Recitals.

"Net Working Capital" has the meaning specified in Section 3.2(a)(i).

"Notice of Claim" has the meaning specified in Section 8.4(a).

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"Organizational Documents" means with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments and other modifications thereto.

"Original Principal Amounts" has the meaning set forth in Section 3.1(b).

"Party" and "Parties" have the meanings specified in the preamble to this Agreement.

"Permitted Liens" means (i) any Liens set forth on Schedule 4.5(a) of the Disclosure Schedules, (ii) any Liens created by the Pledge Agreements, (iii) any warehouseman’s, materialman’s, or other similar liens imposed on the Companies or their assets by operation of law, (iv) any lien for taxes or assessments that are not yet due or delinquent or which are being contested in and through appropriate proceedings, (v) any statutory or other lien arising in the Ordinary Course of Business and by operation of law with respect to a liability that is not yet due or delinquent or which is being contested by SFD or WCCC in good faith in and through appropriate proceedings, and (vi) any lien released on or prior to the date hereof without liability or obligation attaching to the Companies.

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"Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, or government or other entity.

"Personnel" has the meaning specified in Section 4.13(c).

"Pledge Agreement(s)" means those certain pledge agreements from Purchaser to each Seller substantially and materially in the form and content set forth on Exhibit F.

"PPP Loan" means a loan incurred by a Person under 15 U.S.C. 636(a)(36) (as added to the Small Business Act (15 U.S. Code Chapter 14A – Aid to Small Business) by Section 1102 of the CARES Act).

"Promissory Notes" means secured promissory notes made to the order of each Seller by Purchaser substantially and materially in the form and content set forth on Exhibit B.

"Property Taxes" means all real property, personal property, ad valorem and any other similar Taxes.

"Proposed Closing Statement" has the meaning specified in Section 3.2(b).

"Prorated Items" has the meaning specified in Section 6.2.

"Public Announcement Restrictions" has the meaning specified in Section 6.5(a).

"Purchaser Fundamental Representation" has the meaning specified in Section 8.1(b).

"Purchase Price" has the meaning specified in Section 3.1.

"Purchaser" has the meaning specified in the preamble to this Agreement.

"Purchaser Claim" has the meaning specified in Section 8.2(a).

"Purchaser Common Stock" means the common stock, par value $0.001 per share, of Purchaser.

"Purchaser Indemnified Parties" has the meaning specified in Section 8.2(a).

"Purchaser Stock Consideration" has the meaning specified in Section 3.1(a).

"Real Property Leases" has the meaning specified in Section 4.15(b).

"Reference Date" has the meaning specified in Section 4.19(a).

"Release" means any active or passive releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the movement of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

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"Review Period" has the meaning specified in Section 3.2(c).

"SEC" means the U.S. Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Seller" has the meaning specified in the preamble to this Agreement.

"Seller Claim" has the meaning specified in Section 8.3(a).

"Seller Indemnified Parties" has the meaning specified in Section 8.3(a).

"Selling Expenses" means all (a) unpaid costs, fees and expenses of outside professionals incurred by either Seller and/or the Companies relating to the process of selling the Interests of the Companies whether incurred in connection with this Agreement or otherwise, including all legal, accounting, consulting, tax and investment banking fees and expenses, and (b) severance obligations, monetary paid time off obligations, retention bonuses, "stay" bonuses, change in control bonuses, sale bonuses and similar payments and bonuses owed by each Company, in whole or in part, prior to or as a result of the transactions contemplated by this Agreement (including the employer portion of any payroll, employment, unemployment and similar Taxes relating thereto), in each case, whether accrued or unaccrued as of the Closing Date.

"SFD" has the meaning specified in the preamble to this Agreement.

"Shared Services Agreement" means the shared services agreement substantially and materially in the form and content set forth on Exhibit E.

"Straddle Period" has the meaning specified in Section 7.2.

"Target Working Capital" has the meaning specified in Section 3.2(a)(ii).

"Tax" or "Taxes" means (i) any and all federal, state, local, and foreign taxes, charges, fees, levies, assessments, duties or other amounts payable to any Governmental Authority, including: income, franchise, profits, margin, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer, environmental, escheat or unclaimed property, occupation, premium, registration, and gains taxes, customs, duties, imposts, charges, levies, or other similar assessments of any kind whatsoever, whether disputed or not, together with any interest, penalties, and additions imposed with respect thereto and any interest in respect of such penalties or additions; (ii) any liability for the payment of any item described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary, or aggregate group for any period, including pursuant to Treasury Regulations Section 1.1502 6 or any analogous or similar state, local, or foreign Law; (iii) any liability for the payment of any item described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any Person or as a result of any obligations under any agreements or arrangements with any Person with respect to such item; or (iv) any successor or transferee liability for the payment of any item described in clause (i), (ii) or (iii) of any Person, including by reason of being a party to any merger, consolidation, conversion, or otherwise.

"Tax Period" means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

"Tax Return" means any return, document, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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"Third Party Claim" has the meaning specified in Section 8.4(c).

"Third Party Notice" has the meaning specified in Section 8.4(c).

"Threshold Payment Amount" means an amount remitted to Sellers, collectively, equal to one-half (1/2) of the Purchase Price, solely and exclusively as the sum of (a) any payments of principal to Holders under the Promissory Notes, whether in cash or Unrestricted Common Stock, and (b) the value of any other Unrestricted Common Stock issued to Seller, including any Purchaser Stock Consideration which may become Unrestricted Common Stock.

"Transaction Documents" means this Agreement, the Lockup Agreement, the Promissory Notes, the Master Netting Agreement, the Pledge Agreements, the Shared Services Agreement, the Company Guarantees, and any other agreement, instrument, notice or other document contemplated hereby or thereby and/or which is made subject to the terms and provisions of any of the foregoing.

"Transfer Taxes" means any sales, use, excise, transfer, recordation, stamp, conveyance, value added, or similar Taxes arising out of, in connection with, or attributable to the transactions contemplated by this Agreement.

"Treasury Regulations" means the Treasury regulations promulgated under the Code.

"Unrestricted Common Stock" has the meaning set forth in the Promissory Notes.

"Unwinding" has the meaning specified in Section 8.7.

"W.C. Disputed Matters" has the meaning specified in Section 3.2(c).

"WCCC" has the meaning specified in the preamble to this Agreement.

"Working Capital Deficit" has the meaning specified in Section 3.2(a)(ii).

"Working Capital Surplus" has the meaning specified in Section 3.2(a)(ii).

Article II.
PURCHASE AND SALE OF INTERESTS

Section 2.1           Purchased and Sale of Interests. At the Closing, and upon the terms set forth in this Agreement, Sellers shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Sellers, the Interests, free and clear of all Liens, except for Permitted Liens.

Article III.
PURCHASE PRICE; CLOSING

Section 3.1           Purchase Price. Purchaser shall pay or issue, as applicable, or shall cause any of its Affiliates to pay or issue, as applicable, to the Sellers for the Membership Interests an aggregate of Thirty-two Million Nine Hundred Forty-two Thousand Nine Hundred Thirty-nine and No/100s U.S. Dollars ($32,942,939.00 USD) (the "Purchase Price"). The Purchase Price shall be tendered and paid as follows, subject to the adjustment, if any, pursuant to Section 3.2 and/or Article VIII:

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(a)           A number of shares of Purchaser Common Stock equal to an undivided nineteen and ninety-nine hundredths percent (19.99%) of all of the issued and outstanding Purchaser Common Stock immediately prior to the Closing, valued at the volume-weighted average price for the Purchaser Common Stock on the Nasdaq during the five (5) trading days immediately preceding the Closing Date (the "Purchaser Stock Consideration"), in the aggregate, shall be issued to Sellers and shall be distributed to each Seller as set forth on Schedule II, to be registered in accordance with the provisions of Section 6.6; and

(b)           Two separate secured promissory notes substantially and materially in the form and content set forth on Exhibit B made by Purchaser to the order of each Seller, respectively, in the aggregate original principal amounts equal to the positive difference between (i) the Purchase Price and (ii) the value of the Purchaser Stock Consideration (the "Original Principal Amounts"), in the proportions set forth on Schedule II, shall be issued to Sellers (each, a "Promissory Note" and, together with the Purchaser Stock Consideration, the "Closing Consideration").

Section 3.2            Working Capital; Purchase Price Adjustment.

(a)           Working Capital Adjustment.

(i)              Definition of "Net Working Capital". For purposes of this Section 3.2, the term "Net Working Capital" means (i) the aggregate amount of the total current assets of each Company, save and except for (A) Security Deposit pursuant to section 8(i), and Reserve Payment pursuant to section 8(v), of that certain Schedule No. 001 to Master Lease – SFD (as defined in the Disclosure Schedules), (B) Security Deposit pursuant to section 8(ii), and Reserve Payment pursuant to section 8(v), of that certain Schedule No. 002 to Master Lease –SFD, (C) Security Deposit pursuant to section 8(i), and Reserve Payment pursuant to section 8(v), of that certain Schedule No. 001 to Master Lease – WCCC (as defined in the Disclosure Schedules), (D) (collectively, the "Current Assets"), less (ii) the current liabilities of each Company (the "Current Liabilities"), both determined as of the close of business of the Companies on the Closing Date and in each case as determined in accordance with United States generally accepted accounting principles ("GAAP") in its preparation of the financial information provided to Sellers pursuant to Article III and excluding cash and all balances either due to or from the Sellers. A sample of such Net Working Capital calculation is set forth on Exhibit C.

(ii)            Definitions of "Working Capital Deficit" and "Working Capital Surplus". The Parties acknowledge that the Purchase Price being paid to Sellers is based on the assumption that the Net Working Capital of both Companies in the aggregate and as of Closing shall be equal to One Hundred Fifty Thousand and No/100s United States Dollars ($150,000.00 USD) (the "Target Working Capital"). The Parties agree that (A) if the Net Working Capital is less than the Target Working Capital, then the difference between the Target Working Capital and the Net Working Capital shall constitute the "Working Capital Deficit"; and (B) if the Net Working Capital is greater than the Target Working Capital, then the difference between the Net Working Capital and the Target Working Capital shall constitute the "Working Capital Surplus".

(b)          Closing Date Balance Sheet. Within sixty (60) days after the Closing Date, Sellers shall prepare and deliver, or shall cause to be prepared and delivered, to Purchasers, a closing statement of each Company as of the Closing Date (the "Proposed Closing Statement"), which sets forth Sellers' good faith calculation of the Net Working Capital as of the Closing Date, along with copies of any working papers, trial balances and similar materials relating to the Proposed Closing Statement prepared by Sellers. The Proposed Closing Statement shall be prepared in accordance with GAAP and should include the methods for calculating the Current Assets and Current Liabilities set forth therein as determined by Sellers.

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(c)           Examination of Proposed Closing Statement. Purchaser shall have thirty (30) days following their receipt of the Proposed Closing Statement (the "Review Period") to review the Proposed Closing Statement to confirm the accuracy of the Proposed Closing Statement and Sellers’ calculation of the Net Working Capital set forth therein. From and after the date of Purchaser's receipt of the Proposed Closing Statement until the determination of the Final Closing Statement, Sellers shall provide Purchaser and its representatives access, not unreasonably interfering with the operations of Sellers, during normal business hours, to the relevant books and records of Sellers, the personnel of, and work papers prepared by, Sellers and/or their accountants to the extent reasonably necessary for Purchaser to substantiate Sellers’ calculation of the Net Working Capital set forth in the Proposed Closing Statement. If Purchasers fail to give Sellers written notice of any disputed amounts prior to the expiration of the Review Period, then the Proposed Closing Statement shall become the Final Closing Statement for purposes hereof on the date that such Review Period expires. If Purchaser gives Sellers written notice of any calculations set forth in the Proposed Closing Statement that Purchaser disputes in good faith on or before the expiration of the Review Period (the "W.C. Disputed Matters"), then Purchaser and Sellers shall attempt in good faith to agree on any adjustments that should be made to the Proposed Closing Statement. If the Parties reach a written agreement with respect to the W.C. Disputed Matters, the Proposed Closing Statement as modified to reflect such written agreement shall become the Final Closing Statement for purposes hereof. If Purchaser and Sellers are unable to resolve any W.C. Disputed Matters which Purchaser timely disputed during the Review Period, Purchaser and Sellers will engage the Independent Accountant to resolve, exclusively, any such W.C. Disputed Matters. The Independent Accountant shall make its determination regarding any W.C. Disputed Matters by calculating such amounts in a manner consistent with the definitions of the components of Net Working Capital included in this Agreement. If the W.C. Disputed Matters are submitted to the Independent Accountant for resolution, Sellers and Purchaser shall each furnish or cause to be furnished to the Independent Accountant such work papers and other documents and information relating to the W.C. Disputed Matters as the Independent Accountant may reasonably request and are available to the Parties and their respective agents and shall be afforded the opportunity to present to the Independent Accountant any material relating to the W.C. Disputed Matters and to discuss the W.C. Disputed Matters with the Independent Accountant. The decision of the Independent Accountant with respect to the W.C. Disputed Matters shall be provided in writing and, if possible, be made within thirty (30) days after the engagement of the Independent Accountant. The Independent Accountant’s decisions shall be final and binding on the Parties. The Proposed Closing Statement shall be revised, if necessary, to reflect the final determination of the components thereof made by the Independent Accountant (the final form of the Proposed Closing Statement, including any revisions which are made thereto pursuant to this Section 3.2(c), is referred to herein as the "Final Closing Statement").

(d)           Final Adjustment. Upon final determination of the Final Closing Statement in accordance with this Section 3.2, if such Final Closing Statement reflects (a) a Working Capital Deficit, then the Purchase Price shall be decreased by an amount equal to the Working Capital Deficit (the amount of such shortfall, if any, is hereinafter referred to as the "Final Deficit"); or (b) a Working Capital Surplus, then the Purchase Price shall be increased by an amount equal to the Working Capital Surplus (the amount of such excess, if any, is hereinafter referred to as the "Final Surplus"). The amount of any Final Deficit shall be payable, by Sellers to Purchaser by reducing the aggregate principal amount of the Promissory Notes within three (3) days of either the date of the final determination of the Final Closing Statement in accordance with this Section 3.2 (the "Final Determination Date"). The amount of any Final Surplus shall be payable by Purchaser to Sellers by increasing the aggregate principal amount of the Promissory Notes within three (3) Business Days of either the date of the Final Determination Date. The fees and expenses of the Independent Accountant shall be allocated to and paid by Purchaser and Sellers based upon the percentage that the portion of the contested amount not awarded bears to the amount actually contested, as determined by the Independent Accountant. By way of illustration, if Purchaser claims that there is a Working Capital Deficit of one hundred thousand dollars ($100,000), the Sellers claim that there is a Working Capital Surplus of twenty-five thousand dollars ($25,000) and the Independent Accountant determines that there is Final Deficit of twenty-five thousand dollars ($25,000), then the costs and expenses of the Independent Accountant will be allocated forty percent (40%) to Sellers ($50,000 / $125,000) and sixty percent (60%) to Purchaser ($75,000 / $125,000).

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Section 3.3            Closing. Notwithstanding any provision in either Company’s Organizational Documents to the contrary, the Parties acknowledge and agree that the Closing will take place as soon as practicable after the Execution Date remotely by the exchange of counterpart signature pages via facsimile, electronic mail or portable document format, . The Closing shall be effective as of 12:01 am (New York time) on the Closing Date. The Parties shall use their best efforts to close within thirty (30) days after the Execution Date. In the event, however, that despite best efforts, after passage of such thirty (30) days (a) Purchaser fails to obtain all Nasdaq and any other required regulatory approvals related to this Agreement and the other Transaction Documents, (b) Purchaser fails to obtain a Fairness Opinion, or (c) Sellers fail to obtain the Consents, and it is impractical to consummate the Closing under circumstances involving the grant of additional time to close, the Closing will not occur and the Parties shall have no further obligations to one another other than obligations which survive the termination of this Agreement. If however, the granting of additional time to close would allow for a Party to obtain the required approvals, opinions or consents referenced above, the Party will be given up to an additional fifteen (15) days to close and may, upon mutual written agreement of the Parties, further extend the period by which the Closing must take place beyond such fifteen (15) day period.

Section 3.4           Deliveries of Sellers at Closing. At or prior to Closing (or, to the extent specifically set forth below, subsequent to Closing), Sellers shall deliver or cause to be delivered to Purchaser:

(a)           Counterparts to this Agreement duly executed by each Seller;

(b)          Counterparts of an assignment of Membership Interests ("Assignment of Membership Interests"), as well as a transfer ledger or similar records of each Company;

(c)            Counterparts to the Lockup Agreement duly executed by each Seller;

(d)           Counterparts to the Master Netting Agreement by and among each of the Sellers and the Purchaser;

(e)           Counterparts to the Shared Services Agreement, by and among each of the Sellers and the Purchaser;

(f)            All of the books and records of each Company and other Organizational Documents;

(g)           Resignation letters of all of each Company’s officers, directors and managers;

(h)          A counterpart to any consents required in connection with the transactions contemplated by this Agreement (the "Consents"), including, but not limited to, the consent of the members of each Company in accordance with its Organizational Documents, the consent of the auditor for each Company to the use of the Financial Statements and Interim Financial Statements in future filings by the Purchaser with the SEC, and the consents required under Section 4.4 of this Agreement;

(i)            A certificate of a manager of each Company, in form and substance reasonably satisfactory to Purchaser, attaching copies of the (i) Certificate of Formation of each Company certified by the Secretary of State of Louisiana or the Secretary of State of Texas, as applicable, (ii) the operating agreement of each Company, (iii) joint resolutions of the members and manager(s) of each Company authorizing and approving the execution and delivery of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and certifying that each of the documents attached pursuant to clauses (i)-(iii) are true and complete;

(j)            A certificate of good standing and status of each Company from the Secretary of State of Louisiana or Secretary of State of Texas, as applicable, dated within ten (10) days of the Closing Date, certifying that each Company is in good standing in its jurisdiction;

(k)           A Tax clearance certificate with respect to each Company dated not more than ten (10) days prior to the Closing Date from each state in the United States in which Sellers file Tax Returns or is otherwise subject to Tax, to the extent required by such states;

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(l)            A general release of all claims in favor of each Company, duly executed by each Seller, director, officer and manager, substantially and materially in the form and content set forth on Exhibit H (the "General Release"); and

(m)          Such other documents or instruments as Purchaser may reasonably request.

Section 3.5            Deliveries of Purchaser at Closing. At Closing, Purchaser shall deliver, or cause to be delivered, to Sellers or the Persons designated below, as applicable:

(a)           Written evidence that Purchaser has instructed its transfer agent to issue the Purchaser Stock Consideration to Sellers pursuant to Section 3.1(a), with such restrictive legends thereon as Purchaser may reasonably require;

(b)           A counterpart to this Agreement, duly executed by an authorized officer of Purchaser;

(c)           Counterparts to both Promissory Notes, duly executed by an authorized officer of Purchaser;

(d)           A counterpart to the Master Netting Agreement;

(e)           A counterpart to the Shared Services Agreement;

(f)            Counterparts to both Pledge Agreements by Purchaser;

(g)           Counterparts of the Company Guarantees from each Company;

(h)          delivery of (or delivery of other evidence reasonably satisfactory to Sellers of) all governmental approvals (the "Governmental Approvals"), consents, notices and other items in accordance with Article VI;

(i)            a Fairness Opinion concluding that the Purchase Price to be paid by Purchaser is fair to the stockholders of Purchaser; and

(j)            Such other documents or instruments as Sellers may reasonably require.

Section 3.6           Withholding. Purchaser shall be entitled to deduct and withhold from any amounts payable hereunder the amounts required to be deducted and withheld under the Code, or any provision of any applicable Tax Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Article IV.
REPRESENTATIONS AND WARRANTIES OF SELLERS

All representations and warranties are made subject to the exceptions noted in the schedules delivered to Purchaser concurrently herewith and identified by the Parties as the "Disclosure Schedule". No specific representation or warranty will limit the generality or applicability of a more general representation or warranty. Each Schedule of the Disclosure Schedule will be numbered to correspond to the paragraph of the section to which it relates. Sellers, severally and not jointly, hereby make the following representations and warranties to Purchaser:

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Section 4.1            Organization and Qualification of the Companies.

(a)           SFD is a limited liability company duly formed and validly existing under the laws of the State of Louisiana. WCCC is a limited liability company duly formed and validly existing under the laws of the State of Texas. Each Company has the requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the business as currently conducted by the Companies. Each Company is duly qualified to do business and are in good standing in all jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified can be cured without material expense and will not render any Material Contract of the Companies unenforceable. Schedule 4.1(a) sets forth a list of (i) all jurisdictions in which the Companies are authorized to transact business, and (ii) all managers and officers of the Companies.

(b)          True and complete copies of the Organizational Documents of each Company and all equity records of each Company have been delivered or otherwise made available to Purchaser. All of the books and records of each Company and Organizational Documents have been maintained in the Ordinary Course of Business and fairly reflect, in all material respects, all transfers of the Membership Interests and material agreements governing the same. The Companies are not in violation, in any material respect, of their Organizational Documents.

Section 4.2            Capitalization of Companies.

(a)          At Closing, (i) SFD will have one thousand (1,000) Membership Interests issued and outstanding, of which (A) nine hundred and ninety (990) units shall be owned by Jorgan and (B) ten (10) units shall be owned by JBAH, (ii) WCCC will have one thousand (1,000) Membership Interests issued and outstanding, of which (C) nine hundred and ninety (990) shall be owned by Jorgan and (D) ten (10) shall be owned by JBAH. All of the Membership Interests have been duly authorized, are validly issued, fully paid and non-assessable, and Sellers are the record owners of all Membership Interests, as set forth on Schedule 4.2(a) of the Disclosure Schedules, free and clear of all encumbrances save and except for Permitted Liens. The Membership Interests constitute all of the issued and outstanding Membership Interests in each of the Companies on a fully diluted basis. Upon the consummation of the transactions contemplated herein, Purchaser will acquire good and valid legal and beneficial title to all of the issued and outstanding Membership Interests, free and clear of all encumbrances, other than Permitted Liens.

(b)          There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Membership Interests or obligating either Seller or the Companies to issue or sell any Membership interests of, or any other interest in, the Companies. Except as set forth on Schedule Section 4.2(b) of the Disclosure Schedules, there are no outstanding (i) equity appreciation, phantom equity, profit participation or similar rights with respect to the Companies or (ii) voting trusts, proxies, member agreements or other agreements or understandings related to the voting or transfer of any outstanding Membership Interests.

Section 4.3           Capacity; Enforceability. Each Seller has all necessary power and authority, and the full legal capacity, to enter into and deliver this Agreement and the other Transaction Documents to which such Seller is a party, to carry out such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each Transaction Document to which either Seller is a party has been duly authorized, executed and delivered by such Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions, except as the enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally; or (ii) general principles of equity.

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Section 4.4           No Conflict. The execution, delivery and performance by each Seller of this Agreement and each Transaction Documents to which each Seller is a party, and the consummation by each Seller of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any Law or Governmental Order to which either Sellers or the Companies are subject, (b) violate any provision of the Organizational Documents of the Companies, or (c) except as set forth on Schedule 4.4, violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default), or require the consent of any third party, under any Material Contract or Permit to which either Sellers or the Companies are a party or by which either Sellers or the Companies may be bound or affected, or result in or permit the termination or amendment of any provision of any such Material Contract or Permit. Except as set forth on Schedule 4.4, no consent, approval, or authorization of, or exemption by, or filing with, any Governmental Authority or other Person is required to be obtained or made by either Sellers or the Companies in connection with the execution, delivery, and performance by Sellers of this Agreement or any Transaction Documents to which either Seller is a party, or the taking by either Seller or the Companies of any other action contemplated hereby or thereby.

Section 4.5             Sufficiency and Condition of Assets; Possession.

(a)           Each Company owns or has a good and marketable title to, or leasehold interest in, or other right to use all of its respective Assets, free and clear of all Liens (excluding the Permitted Liens set forth on Schedule 4.5(a) of the Disclosure Schedules). The Assets are in working condition (normal wear, tear, repair and maintenance excepted), and to the Knowledge of Sellers are free from any defects outside the Ordinary Course of Business. The Assets include all of the Assets used in the operation of each Company’s Business as currently conducted and as currently contemplated to be conducted. The Assets are adequate to conduct each Company’s Business as it is presently being conducted and will be adequate to enable Purchaser to continue to conduct each Company’s Business as it is presently being conducted.

(b)           The Companies are in full possession of the Assets.

(c)           Schedule 4.5(c) of the Disclosure Schedules sets forth any items owned by Sellers valued over ten thousand dollars ($10,000) that are located at the Leased Real Property. Each Company has possession of all books and records reasonably necessary for the conduct of each Company’s Business, and the Companies are the owners of all such books and records.

Section 4.6           Litigation and Proceedings. Save and except for the matters disclosed on Schedule 4.6 of the Disclosure Schedules, neither the Companies nor Sellers have received service of process, and to the Knowledge of Sellers, there are no pending Actions or Actions threatened in writing before or by any Governmental Authority against the Companies; there is no unsatisfied judgment, order or decree or any open injunction binding upon the Companies; and to the Knowledge of Sellers, no event has occurred and no condition exists on the basis of which any litigation, proceeding or investigation would reasonably be expected to result, including any litigation, proceeding or investigation which would be expected to materially affect the performance of this Agreement or the Transaction Documents.

Section 4.7            Employees, Independent Contractors and Consultants. Except as otherwise set forth in Schedule 4.7(a) of the Disclosure Schedules, at Closing, Purchasers will have no material payment or other obligations to the employees, independent contractors and consultants of the Business. Prior to Closing, Sellers have operated the Business in compliance with all applicable employment and labor laws.

Section 4.8          Accounts Receivable. The Accounts Receivable reflected on the Financial Statements and Interim Financial Statements and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Companies involving the sale of goods actually delivered or services actually rendered in the Ordinary Course of Business and have been billed or will be billed; (b) constitute only valid, undisputed claims of the Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business consistent with past practice; and (c) are collectible in full within sixty (60) days after billing.

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Section 4.9            Taxes. With respect to each Company:

(a)           All Tax Returns required to be filed that encompass or relate in any manner to the Assets or the Company have been timely filed, and all such Tax Returns are true, correct and complete in all material respects. All Taxes (whether or not shown on any Tax Return) relating to the Assets or the Business that are due and payable have been timely paid.

(b)          No Tax deficiency has been proposed or assessed against the Company, and the Company has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. Except for Taxes not yet due and payable, (i) there are no Liens for unpaid Taxes on the Assets, and (ii) no claim for unpaid Taxes has been made by any Governmental Authority that could give rise to any such Lien.

(c)           All Taxes that the Company is or was required to withhold or collect (for employees, independent contributors, consultants, note holders, members and other Persons) have been duly withheld or collected and, to the extent required, have been timely paid to the appropriate Governmental Authority.

(d)          The Company has not been, and the Company is not currently the subject of, and there are no pending or threatened in writing, disputes, claims, actions, examinations, audits, investigations, litigations, or other proceedings against the Company with respect to Taxes. The Company has not received notice of any issue or question currently pending by any Governmental Authority in connection with the Company’s Tax Returns. No written claim has ever been made by a Governmental Authority in a jurisdiction in which the Company does not currently file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(e)           None of the Company’s Assets consist of any stock, partnership interest, limited liability company interest, legal or beneficial interest, or any other equity interest in or of any Person, and none of the Assets are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(f)           The Company does not have: (i) an obligation to make a payment that is not deductible under Section 280G of the Code; (ii) an obligation to make a payment to any Person under any Tax allocation agreement, Tax sharing agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding, or practice with respect to Taxes; (iii) an obligation under any record retention, transfer pricing, closing or other agreement or arrangement with any Governmental Authority that will survive the Closing or impose any liability on Purchaser after the Closing; (iv) an obligation under any agreement, contract, arrangement or plan to indemnify, gross up, or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code that is imposed on such Person or any other Person; or (v) an obligation to pay the Taxes of any Person as a transferee or successor, by contract or otherwise, including an obligation under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law).

(g)          Sellers understand that Sellers (and not Purchaser) shall be responsible for Sellers’ own Tax liability that may arise as a result of Sellers’ investment in the Purchaser Stock Consideration or the transactions contemplated by this Agreement.

Section 4.10        Governmental Authorities; Consents. Except as set forth on Schedule 4.10, no consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority, or any other Person, is required to be made or obtained by the Company or any of its Affiliates in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

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Section 4.11           Insurance.

(a)           Each Company maintains insurance with respect to its properties and the Business against loss or damages of the kinds customarily insured against by companies engaged in the same or similar businesses as each Company, in such amounts that are commercially reasonable and customarily carried under similar circumstances by such other companies.

(b)          Schedule 4.11 contains a list and a description of all policies of property, fire and casualty, product liability, professional liability, general liability, workers’ compensation, bonding arrangements and other forms of insurance held or implemented by the Companies. True, correct and complete copies of such insurance policies and arrangements have been made available to Purchaser as requested.

(c)           All such policies listed on Schedule 4.11 are in full force and effect. The Companies are not in default of, have paid all premiums due, and have otherwise performed all obligations, under each policy listed on Schedule 4.11. The Companies have not received (i) any written notice of cancellation or modification of any policy listed on Schedule 4.11 or written refusal of coverage thereunder, (ii) any written notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, (iii) any other written notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder or has made any reservation of right or similar exception in respect of any claim thereunder, and (iv) the Companies have not been refused any insurance, nor have any of their respective coverages been limited by any insurance carrier to which it has applied for insurance or with which has carried insurance.

(d)           Except as described on Schedule 4.11, (i) the Companies have not made any material claims against any of the insurance policies and arrangements of the Companies in effect at the time of Closing, and (ii) to the Knowledge of Sellers, no other party has made or threatened to make a material claim against any of the insurance policies and arrangements of the Companies in effect at the time of Closing.

Section 4.12           Material Contracts.

(a)           Schedule 4.12(a) sets forth a list of the following contracts and agreements to which any Company is a party as of the Closing Date (other than the Shared Services Agreement, the Master Netting Agreement, and the Company Guarantees) (the "Material Contracts"):

(i)             any contract or agreement for the receipt, storage, blending, transportation, or delivery of Hydrocarbons in connection with the Business;

(ii)            any contract or agreement that results in annual gross revenue or gross expenditures in excess of one hundred thousand dollars ($100,000);

(iii)          any contract or agreement for lease of fixtures or equipment involving aggregate payments in excess of one hundred thousand dollars ($100,000) in any calendar year that are not terminable without penalty within sixty (60) days;

(iv)           any contract or agreement for lease of personal property, fixtures, or equipment involving aggregate payments in excess of one hundred thousand dollars ($100,000) in any calendar year that is not terminable without penalty within sixty (60) days; and

(v)             any contract or agreement under which the consequences of a default or termination would reasonably be likely to have a Material Adverse Effect.

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(b)           Except with respect to Material Contracts that expire prior to the Closing Date in accordance with their terms, each of the Material Contracts is in full force and effect and constitutes a legal, valid and binding obligation of the applicable Company and, to the Knowledge of Sellers, the other party thereto, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium and other similar Laws relating to or affecting the rights of creditors generally, and general equitable principles. Neither the Companies nor, to the Knowledge of Sellers, any other party to any Material Contract, is in breach or default in any material respect under any Material Contract, and there are no litigation, actions or proceedings pending nor, to the Knowledge of Sellers, threatened in writing under or relating to any Material Contract. None of the Material Contracts has been cancelled, terminated, amended or modified (except for change orders and similar modifications made available to Purchasers or occurring after the Closing Date in the Ordinary Course of Business promptly provided to Purchasers following execution thereof) and neither Sellers nor the Companies have provided or received any notice of any intention to cancel, terminate, amend or modify any Material Contract.

Section 4.13         Absence of Certain Changes or Events. Since December 31, 2021, except as disclosed on Schedule 4.13, the Companies have been carried on in the Ordinary Course of Business, and there has not been any:

(a)           Material Adverse Effect;

(b)          Issuance, purchase, redemption of any of the Membership Interests, or grant or issuance of any option, warrant or other right to purchase or acquire any such equity securities;

(c)           Increase in the compensation payable or to become payable by either Company to any of its officers, employees, directors, members, consultants or agents (collectively, "Personnel") other than in the Ordinary Course of Business consistent with past practices, but only to the extent duly and accurately reflected in the Financial Statements;

(d)          Bonus, incentive compensation, service award or other like benefit granted, made or accrued or agreed to be granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel other than in the Ordinary Course of Business consistent with past practices, but only to the extent duly and accurately reflected in the Financial Statements;

(e)           Payments to any pension, retirement, profit-sharing, bonus or similar plan, except in the Ordinary Course of Business;

(f)            Payment or other distribution to any employee or member, except compensation paid in the Ordinary Course of Business;

(g)          Change in relations between either Company, and any unions or workers councils of the employees or members of either Company that adversely affects either Company;

(h)           Sale, assignment or transfer of any Assets of either Company other than in the Ordinary Course of Business;

(i)            Amendment, cancellation or termination of any Material Contract other than Material Contracts in the Ordinary Course of Business or Material Contracts where the aggregate payments in one (1) year do not exceed ten thousand dollars ($10,000);

(j)            Failure to operate the Companies in the Ordinary Course of Business, to use reasonable efforts to preserve the Company intact, to keep available the services of the necessary Personnel consistent with past practices, and to preserve the goodwill of its suppliers, customers and others having business relations the Companies;

(k)           Change in accounting methods or practices by either Company;

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(l)            Revaluation by either Company of its Assets, including without limitation, writing off notes or Accounts Receivable other than in the Ordinary Course of Business consistent with past practice, but only to the extent duly and accurately reflected in the Financial Statements;

(m)          Single capital expenditure in excess of one hundred thousand dollars ($100,000), or capital expenditures in the aggregate in excess of three hundred thousand dollars ($300,000);

(n)           Damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of the Companies in an amount exceeding $100,000; or

(o)           New contract or agreement entered into outside the Ordinary Course of Business or with any partner, interest holder, member, officer, director or other Affiliate of the Companies or Sellers;

(p)           Declaration, payment, setting aside for payment of any distribution (whether in equity or property) with respect to any interests of either Company;

(q)          Waiver or release of any material right or claim of either Company or incurred any modification, amendments or terminations of any Material Contract, which are in the aggregate materially adverse to the Companies or the Business; and

(r)            Material Contracts to do any of the foregoing.

Section 4.14           Financial Statements.

(a)           Schedule 4.14(a) sets forth true and complete copies of the (i) balance sheets of each Company as of December 31, 2021, and the related audited statements of income and cash flows for the calendar years then ended (the "Financial Statements"); and (ii) unaudited balance sheet of each Company as of March 31, 2022, and the related unaudited statements of income for the three (3) month period then-ended (the "Interim Financial Statements").

(b)           The Financial Statements present fairly, in all material respects, the financial position, results of operations and cash flows of each Company as of the dates and for the time periods indicated and have been prepared in accordance with the Company Accounting Practices consistently applied throughout the periods indicated and reviewed by the management of each Company. The Interim Financial Statements present fairly, in all material respects, the financial position and results of operations of each Company as of the date and for the period indicated and have been prepared in accordance with the Company Accounting Practices, consistent with the Financial Statements and reviewed by the management of each Company. The Financial Statements and the Interim Financial Statements were derived from the books and records of each Company, which are accurate and complete and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(c)           Neither Company has any obligation, liability or Indebtedness (whether known or unknown and whether absolute, contingent or otherwise) except those that: (a) are fully accrued or reserved against in the Financial Statements regardless of whether such obligation, liability or Indebtedness is required by GAAP to be included in the Financial Statements; (b) were incurred since the most recent balance sheet included in the Financial Statements in the Ordinary Course of Business and consistent with past practices and are of the same type and category as shown in the Financial Statements; (c) are obligations under Material Contracts, excluding liability for breaches thereof; or (d) are expressly set forth in this Agreement or Schedule 4.14(c).

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Section 4.15          Real Property.

(a)           Schedule 4.15(a) of the Disclosure Schedules sets forth the address or legal descriptions of all real property (collectively, the "Owned Real Property") owned by each Company. Except as set forth on Schedule 4.15(a) of the Disclosure Schedules, the Companies have good and marketable fee simple title to each parcel of Owned Real Property, free and clear of all Liens, save and except for Permitted Liens.

(b)          Schedule 4.15(b) sets forth a true and complete list and description of all real property leased, licensed to or otherwise used or occupied (but not owned) by each Company (collectively, the "Leased Real Property"), including the address thereof, the monthly fixed rental, the expiration of the applicable lease term, any lease extension options and any security deposits. A true and correct copy (or if oral, then a written description thereof) of the lease, license or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the "Real Property Leases") has been delivered to Purchaser, and no changes have been made to any Real Property Leases since the date of delivery. All of the Leased Real Property is used or occupied by the Companies pursuant to a Real Property Lease. Each Real Property Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. There are no existing defaults by the Companies or, to the Knowledge of Sellers, the lessor under any of the Real Property Leases, and to the Knowledge of Sellers, no event has occurred which (with notice, lapse of time or both) could reasonably be expected to constitute a breach or default under any of the Real Property Leases by any Person or give any Person the right to terminate, accelerate or modify any Real Property Lease. Except as set forth on Schedule 4.15, no consent is required from the lessor under any of the Real Property Leases in connection with the transactions contemplated by this Agreement and the Transaction Documents, which has not been obtained and provided to Purchaser. The Companies have not leased or sublet as lessor or sublessor, and no Person (other than the Companies) is in possession of, any of the Leased Real Property.

(c)           To the Knowledge of Sellers, all improvements located on, and the use presently being made of, the Leased Real Property comply with all applicable zoning and building codes, ordinances and regulations and all applicable fire, environmental, occupational safety and health standards and similar standards established by applicable Law, and the same use thereof by Purchaser following Closing, in the same manner as conducted by the Companies prior to Closing, will not result in any violation of any such code, ordinance, regulation or standard. The present use and operation of the Leased Real Property does not constitute a non-conforming use and is not subject to a variance. There is no proposed, pending or threatened change in any such code, ordinance, regulation or standard which would materially adversely affect the Companies.

(d)           To the Knowledge of Sellers, there is no currently pending or contemplated reassessment of any parcel included in the Leased Real Property that could result in a change in the rent, additional rent or other sums and charges payable by the Companies under any agreement relating to the Leased Real Property.

(e)           To the Knowledge of Sellers, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Leased Real Property. Neither the Companies nor Sellers have received any written notice or oral notice of any such proceeding and, to the Knowledge of Sellers, no such proceeding is contemplated.

(f)            To the Knowledge of Sellers, there are no material defects in, mechanical failure of, or damage to, the Leased Real Property. To the Knowledge of Sellers, the mechanical, electrical and HVAC systems serving the Leased Real Property are in good working condition.

(g)           All utilities (including water, sewer or septic, gas, electricity, trash removal and telephone service) are available to the Leased Real Property in sufficient quantities and quality to adequately serve the Leased Real Property in connection with the operation of the Business conducted therefrom as such operations are currently conducted thereon.

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Section 4.16          Environmental.

(a)           Except as set forth on Schedule 4.16 of the Disclosure Schedules, the Companies are presently and have been at all times in material compliance with all Environmental Laws applicable to the Leased Real Property, formerly owned, leased or operated locations, or its Business. Neither the Companies nor Sellers have received any written notice, report, or other communication regarding any violation, alleged violation, or potential liability under any Environmental Laws, and, to the Knowledge of Sellers, there are no facts or circumstances that could reasonably be expected to give rise to any such violation of or potential liability under any Environmental Laws.

(b)          There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, claims, proceedings, demands, notices of violation, deficiency notices, investigations, or the like pending or, to the Knowledge of Sellers, threatened, relating to compliance with or liability under any Environmental Law affecting the Companies.

(c)          There has been no impermissible Release of, or exposure of any Person to, Hazardous Materials by the Companies or, to the Knowledge of Sellers, by any other Person, at the Leased Real Property, any real property owned, leased or operated by the Companies, or elsewhere that requires reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law or that could be the basis for any liability of any kind pursuant to any Environmental Law.

Section 4.17          Legal Compliance. Except with respect to (i) matters set forth on Schedule 4.17, (ii) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.16), (iii) compliance with employment Laws (as to which certain representations and warranties are made pursuant to Section 4.16), and (iv) compliance with Laws concerning Taxes (as to which certain representations and warranties are made pursuant to Section 4.9), Sellers (with respect to the Business) and the Companies are now, and at all times since their respective inception have been, in compliance with all Laws or Governmental Orders with respect to its operation of the Companies, the Business and the Assets.

Section 4.18          Indebtedness. Schedule 4.18(a) sets forth a true and complete list of the individual components (indicating the amount and the Person to whom such Indebtedness is owed) of all the Indebtedness of the Companies and the Indebtedness of the Companies to be paid off prior to Closing, save and except for Indebtedness evidenced by the Promissory Notes.

Section 4.19          COVID-19; CARES Act.

(a)           Since January 1, 2021 ("Reference Date"), except as set forth on Schedule 4.19(a), the Companies have not, as a result of COVID-19 or otherwise:

(i)           Closed or idled, in each case whether in whole or part, any facility on any real property, or adopted plans to take any such action;

(ii)          Agreed to defer or modify payment terms with respect to any accounts receivable, or received any request to take such actions from any third-party, written off any accounts receivable or increased any reserves for uncollectible accounts;

(iii)         Deferred payment of, or modified payment terms with respect to, any accounts payable or Indebtedness, or requested any such deferment or modification from any third-party;

(iv)         Laid-off, furloughed, terminated or changed compensation or benefits of, whether on a temporary or permanent basis, any employees, any independent contractors or consultants, or adopted plans to take any such action;

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(v)          Made any claim under any insurance policy or experienced any event or circumstance to which a claim may be made under any insurance policy;

(vi)         Temporarily shut down or ordered a reduction in force;

(vii)        Suffered a material disruption in its supply chains; or

(viii)       Entered into any Material Contract to do any of the foregoing or undertaken any action or omission that would result in any of the foregoing.

(b)          Neither Company has applied for, incurred, received or guaranteed any relief, assistance or Indebtedness pursuant to any relief or similar program administered by any Governmental Authority or other Person in connection with COVID-19, including the CARES Act (including, but not limited to, any PPP Loans).

(c)           Schedule 4.19(e) identifies all actions taken by the Companies outside the Ordinary Course of Business since the Reference Date with respect to Taxes, including any delay or reduction in the payment or the deposit of any Taxes, any delay in the filing of any Tax Return, Tax election or other Tax-related filing (including pursuant to IRS Notice 2020-18, IRS Notice 2020-23 or any similar or related guidance for federal, state or local Tax purposes), any material Tax election, any amendment to any Tax Return, any consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, any claim for refund, any utilization of any Tax credits, Tax benefits or other Tax incentives under the Families First Coronavirus Response Act, the CARES Act or any other similar or related federal, state or local Laws, and any other similar actions relating to Taxes or Tax Returns. Except as set forth in Schedule 4.19(e), since the Reference Date, the Companies have not taken any actions with respect to Taxes outside the Ordinary Course of Business. Schedule 4.19(e) identifies the amount (if any) of each Company’s portion of Social Security Taxes the deposit and payment of which has been deferred pursuant to Section 2302 of the CARES Act. Schedule 4.19(e) also identifies the amount of any payroll or other Taxes that would otherwise have been payable to a Governmental Authority but has been withheld or retained by either Company on the basis that such Company is eligible for and is claiming an Employee Retention Credit under Section 2301 of the CARES Act, and such Company was entitled to withhold or retain such amounts pursuant to Section 2301 of the CARES Act and has complied with all conditions to eligibility and other requirements relating thereto. The Companies have not taken any action with regard to the Employee Retention Credit under Section 2301 of the CARES Act.

(d)          Except as set forth in Schedule 4.19(d), since the Reference Date, the Companies have not made any claims to landlords of the Companies with respect to rent, reduction in leased space, or other relief under any leases of the Companies for Leased Real Property, including those relating to claims of breach of quiet enjoyment, interruption of service, impossibility of performance, frustration of purpose, force majeure, or otherwise.

Section 4.20           Intellectual Property.

(a)           Schedule 4.20 sets forth a true, correct and complete list of all the Intellectual Property owned (in whole or part), held or created by, or licensed to or used by the Companies. The Companies own and possess, free and clear of all Liens, all right, title and interest in or have a valid and enforceable written license or rights to use, all Intellectual Property used by each Company in the operation of the Business as presently conducted. Except as set forth on Schedule 4.20, no loss or expiration of any of the Intellectual Property is pending or, to the Knowledge of Sellers, threatened. The Companies own and possess all right, title and interest in and to all Intellectual Property created or developed by or on behalf of, or otherwise under the direction or supervision of, either Company’s employees or independent contractors, relating to the Business.

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(b)          To the Knowledge of Sellers, the Companies have not infringed or misappropriated, and the operation of the Business as currently conducted does not infringe or misappropriate, any Intellectual Property rights of other Persons. The Companies have not received any written notice regarding any of the foregoing (including any demand or offer to license any Intellectual Property rights from any other Person). To the Knowledge of Sellers, no third party has infringed or misappropriated any of the Intellectual Property of the Companies. The transactions contemplated by this Agreement shall not impair the right, title or interest of the Companies in and to the Intellectual Property of the Companies and all of the Intellectual Property of the Companies shall be owned or available for use by the Companies immediately after the Closing on terms and conditions identical to those under which the Companies owned or used the Intellectual Property of the Companies immediately prior to the Closing. The Companies have taken commercially reasonable efforts to protect the Intellectual Property of the Companies from infringement, misappropriation, and unauthorized disclosure.

(c)           Neither the Companies nor either Seller have received any notice of any, actual or alleged breaches of security (including theft and unauthorized use, access, collection, processing, storage, disposal, destruction, transfer, disclosure, interruption or modification by any Person) of (i) the systems, hardware, software, network, or equipment of either Company (or the Seller to the extent used in the Business), including all information stored or contained therein or transmitted thereby, or (ii) any data in the possession or control of the Companies or either Seller about or from an individual that is protected by or subject to any data protection, privacy or security Laws, including protected health information.

(d)           The Companies have complied at all times with all relevant requirements of any applicable data protection Law, each Company’s own data protection principles, requests from data subjects for access to data held by the Companies and any Law relating to the registration of data users. The Companies have not received any notification from a Governmental Authority regarding noncompliance or violation of any data protection principles or Law. No Person has claimed any compensation from the Companies for the loss of or unauthorized disclosure or transfer of personal data and no facts or circumstances exist that might give rise to such a claim. The Companies have not undergone any audit or regulatory inquiry from any Governmental Authority with respect to privacy and/or data security of personally identifiable information and, to the Knowledge of Sellers, the Companies are not subject to any current inquiry from any Governmental Authority (including complaints from any individuals provided to such Governmental Authority) regarding same. The Companies have taken reasonable commercial steps to preserve the availability, security and integrity of the information systems and the data and information stored on the information systems owned or exclusively controlled by each Company. Each Company has maintained, and continue to maintain, safeguards, security measures and procedures to protect against the unauthorized access, destruction, loss, or alteration of customer data or information (including any personally identifiable information) in each Company’s possession or control.

Section 4.21          Licenses. The Companies possess and have maintained all Licenses are required to permit either Company to own, operate, use and maintain the Assets in the manner in which they are now operated and maintained and to conduct the Business as presently conducted.

Section 4.22          Brokers’ Fees. Except as set forth on Section 4.22, no Person has acted directly or indirectly as a broker, finder or financial advisor for Sellers or the Companies in connection with the negotiations relating to the transactions contemplated by this Agreement for which Purchaser will become obligated to pay a fee or commission.

Section 4.23          Disclosure. This Agreement, the Schedules and Exhibits hereto, and all other documents and written information furnished by Sellers and the Companies to Purchaser pursuant hereto or in connection herewith, are true, complete and correct, and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading. There are no facts or circumstances relating to the Companies, the Assets or the Business which adversely affect or might reasonably be expected to adversely affect the Companies, the Assets, the Business (including the prospects or operations thereof), or the ability of the Companies to perform this Agreement or any of its obligations hereunder.

Section 4.24          Representations of the Sellers. Each Seller makes the following representations and warranties to the Purchaser which are set forth in this Section 4.24. No specific representation or warranty will limit the generality or applicability of a more general representation or warranty.

(a)          Compliance with Duties. Each Seller has not taken any act or omitted to take any act, or permitted any act or omission to occur, which will cause a breach of his duties as a member, director or officer of either Company.

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(b)          Purchase Entirely for Own Account. This Agreement is made with Sellers in reliance upon each Sellers' representations to Purchaser, which by each Sellers' execution of this Agreement, such Seller hereby confirms, that the Purchaser Stock Consideration that will be issued to such Seller pursuant to Section 3.1(b) will be acquired for investment for such Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Seller does not have a present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each Seller represents that such Seller does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Purchaser Stock Consideration.

(c)          Receipt of Information. Each Seller believes that such Seller has received all the information such Seller considers necessary or appropriate for deciding whether to invest in the Purchaser Stock Consideration. Each Seller further represents that such Seller has had an opportunity to ask questions and receive answers from Purchaser regarding the terms and conditions of the offering of the Purchaser Stock Consideration and the business, properties, prospects, and financial condition of Purchaser and its subsidiaries and to obtain additional information (to the extent the Purchaser and its subsidiaries possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Sellers or to which Sellers had access. The foregoing, however, does not limit or modify the representations and warranties of Purchaser in Article V or the rights of Sellers to rely thereon.

(d)          Investment Experience. Each Seller acknowledges that it is financially sophisticated, able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Purchaser Stock Consideration.

(e)          Accredited Seller Status. Each Seller is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act.

(f)           Purchaser Stock Consideration. The Parties have agreed that the fair market value of the aggregate Purchaser Stock Consideration shall be based on the volume-weighted average price for the Purchaser Common Stock for the five trading days immediately preceding the Closing Date. The number of shares constituting the aggregate Purchaser Stock Consideration shall be an amount which does not equal or exceed the number of shares which represent twenty percent (20%) of the number of shares of Purchaser Common Stock outstanding immediately prior to the issuance of the Purchaser Stock Consideration and is intended to comply with the requirements of Nasdaq Rule 5635(d) with regard to not requiring the approval of Purchaser’s stockholders.

Article V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represent and warrant to Sellers as follows:

Section 5.1            Organization

Purchaser is a corporation, duly organized and validly existing under the laws of the State of Nevada. Purchaser has the requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted by Purchaser.

Section 5.2            Due Authorization. Purchaser has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents and the performance of its obligations hereunder and thereunder have been duly and validly authorized by Purchaser, and no other action on the part of Purchaser is necessary. This Agreement and the Transaction Documents have been duly and validly executed and delivered by Purchaser and are, or will be, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser, in accordance with its terms, except as the enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally; or (ii) general principles of equity.

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Section 5.3           No Conflict. The execution and delivery of this Agreement and the other Transaction Documents by Purchaser and the consummation of the transactions contemplated hereby and thereby do not and will not violate any provision of, or result in the breach of any applicable Law, rule or regulation of any Governmental Authority, the articles of organization, articles of incorporation, operating agreement, bylaws or other organizational documents of Purchaser, or any agreement, indenture or other instrument to which Purchaser are party or by which Purchaser may be bound, or of any order, judgment or decree applicable to Purchaser, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Purchaser or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person, except to the extent that the occurrence of any of the foregoing would not have a Material Adverse Effect on the ability of Purchaser to enter into and perform its respective obligations under this Agreement or any other Transaction Document.

Section 5.4            Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Companies and each Seller contained in this Agreement, to the Knowledge of Purchaser, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other third party is required on the part of Purchaser with respect to Purchaser’s execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby other than Nasdaq approval of the Purchaser’s Listing of Additional Shares Notification Form and the approval of EF Hutton, division of Benchmark Investments, LLC, to the issuance of the securities of Purchaser contemplated by this Agreement..

Section 5.5           Brokers. Except as set forth in Schedule 5.5, no Person has acted directly or indirectly as a broker, finder or financial advisor for Purchaser in connection with the negotiations relating to the transactions contemplated by this Agreement for which Sellers will become obligated to pay a fee or commission.

Section 5.6            Purchaser Stock Consideration. The Purchaser Stock Consideration, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration contemplated by this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and will be free of preemptive rights and all mortgages, pledges, security interests, liens, charges, claims, restrictions, easements or other encumbrances of any nature and restrictions imposed by or through Purchaser other than restrictions as set forth in the governing documents of Purchaser and the Lockup Agreement.

Section 5.7           Litigation and Proceedings. Purchasers have not received service of process, and to the Knowledge of Purchasers, there are no pending or threatened Actions before or by any Governmental Authority that would prevent or materially affect the transactions contemplated by this Agreement and the Transaction Documents; there is no unsatisfied judgment, order or decree or any open injunction binding upon Purchasers that would have an material effect upon the transactions contemplated by this Agreement and the Transaction Documents; and to the Knowledge of Purchasers, no event has occurred and no condition exists on the basis of which any litigation, proceeding or investigation would reasonably be expected to result that would materially affect the performance of this Agreement or the Transaction Documents.

Article VI.
OTHER COVENANTS

Section 6.1           Exchange of Other Payments and Information. Following the Closing, (a) Sellers will promptly, and in any event, not later than three (3) Business Days following receipt, forward to Purchaser any payments received by Sellers with respect to any of the Assets, including, but not limited to Accounts Receivable, or the operation of the Business after the Closing, and any checks, drafts or other instruments payable to Sellers will, when so delivered, bear all endorsements required to effectuate the transfer of the same to Purchaser and (b) Sellers will promptly forward to Purchaser any mail or other communications received by Sellers relating to the Companies.

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Section 6.2           Prorations. Sellers and Purchaser shall prorate the Prorated Items as of the Closing Date, on the basis of the actual number of days each party had possession or use during the calendar year or, where the billing is for a lesser period, during such period, except for those Prorated Items where it is possible to prorate by actual usage. Sellers and Purchaser shall cooperate with respect to such prorations and reimburse each other on a reasonable basis to accomplish the prorations provided for herein. For purposes of this Agreement, "Prorated Items" shall mean all periodic charges, including, but not limited to, prepaid lease payments, property taxes and utility payments, applicable to periods both before and after the Closing with respect to the Business normally prorated in connection with similar transactions.

Section 6.3           Amended Forms P-5. Purchaser shall file the Amended Form P-5 with the Railroad Commission of Texas not later than five (5) Business Days following the Closing Date and shall use commercially reasonable efforts to cause the Railroad Commission of Texas to recognize, accept, or approve such Amended Forms P-5 or otherwise recognize Purchaser as the controlling entity of SFD and WCCC as soon as reasonably practicable. Notwithstanding anything contained herein to the contrary, Purchaser shall indemnify, defend, and hold harmless Seller and Seller's Affiliates from and against any and all claims, fines, fees, penalties, and damages incurred as a result of a failure to timely file, submit and seek approval of the Amended Form P-5.

Section 6.4            Further Assurances. From and after the Closing, the Parties shall take, or cause to be taken, such acts and execute such documents and instruments as may be reasonably required to effectuate the transactions contemplated hereby. From and after the Closing, each Seller shall cooperate with Purchaser, and shall use their reasonable best efforts to assist, in the transfer to Purchaser of the goodwill and reputation associated with the Business and of the Business’ relationships, including relationships with suppliers, customers, and employees.

Section 6.5            Public Announcements; Confidentiality.

(a)           No Party (or any of its Affiliates) shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof, or the transactions contemplated hereby without the prior written consent of the other Party (collectively, the "Public Announcement Restrictions"). The Public Announcement Restrictions shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Authorities, or as reasonably necessary to provide notices, seek waivers, amendments or consents), (ii) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Party or its respective Affiliates, (iii) made to Representatives, or (iv) that such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised. In the case of the disclosures described under subsections (i) and (ii) of this Section 6.5(a), each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

(b)           The Parties shall treat as confidential all information and data (i) relating to the existence of this Agreement, including the Exhibits hereto, the contents hereof or thereof, or the transactions contemplated hereby and thereby, or (ii) that is or was (at any point) subject to restrictions on disclosure (including, for the avoidance of doubt, any information made available to Purchasers by or on behalf of Sellers or their Representatives prior to Closing) strictly confidential, except (A) for disclosures to Representatives of the Parties (in which event, the disclosing Party will be responsible for making sure that the Representatives keep such information and data confidential), (B) as required to perform this Agreement, (C) to the extent expressly contemplated by this Agreement (including in connection with the resolution of disputes hereunder), (D) for disclosures that are required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, (E) for disclosures to Governmental Authorities as required by Law, (F) information which the non-disclosing party knew or to which the non-disclosing party had access prior to disclosure, provided that the source of such information is not known by the non-disclosing to be bound by a confidentiality obligation to the disclosing party, or (G) as to any information or data that is or becomes available to the public other than through the act or omission of such Party or its Representatives in violation of this Section 6.5(b); provided, that, prior to making any disclosures permitted under subsection (A) above, the Party disclosing such information shall obtain an undertaking of confidentiality from the Person receiving such information.

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(c)          Each Seller hereby acknowledges that it is aware that the federal and state securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Nothing herein shall preclude disclosure of the confidential information or trading thereon after public disclosure of the confidential information is made by the Purchaser.

Section 6.6             Registration Statement.

(a)           No later than forty-five (45) days following the Closing Date, the Purchaser shall use its reasonable best efforts to prepare and file or cause to be prepared and filed with the SEC, a registration statement on Form S-1 or any other available form (the "Registration Statement") for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time by Sellers of all of the Purchaser Stock Consideration and, to the extent practicable, additional shares of Unrestricted Common Stock which may be utilized by the Purchaser to make payments in accordance with the terms of the Promissory Notes. Purchaser shall use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as soon as possible after filing (the date on which the Registration Statement becomes effective, the "Effectiveness Date"). During the period beginning on the Effectiveness Date and for a period of one (1) year following the Effectiveness Date, Purchaser shall use its reasonable best efforts to keep the Registration Statement continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another registration statement meeting the requirements of this Section 6.6(a) is available, under the Securities Act at all times until all of the Purchaser Stock Consideration has been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement. The Registration Statement filed with the SEC pursuant to this Section 6.6(a) shall contain a prospectus in such form as to permit each Seller to sell such Seller’s pro rata portion of the Purchaser Stock Consideration pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) at any time beginning on the Effectiveness Date, and shall provide that the Purchaser Stock Consideration may be sold pursuant to any method or combination of methods legally available to, and requested by, Sellers.

(b)          Notwithstanding Section 6.6(a) above, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, Purchaser shall furnish to Sellers and their legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as Sellers or their legal counsel may reasonably request in order to facilitate the disposition of the Purchaser Stock Consideration, and provide each Seller the opportunity to object to any information pertaining to such Seller and its plan of distribution that is contained therein and make the corrections reasonably requested by such Seller with respect to such information prior to filing such Registration Statement or such other registration statement or supplement or amendment thereto; provided, however, each Seller shall provide such objections and/or corrections within five (5) days of receipt of such Registration Statement and the forty-five (45)-day period in the first sentence of Section 6.6(a) shall be tolled for each day beyond five (5) days after receipt of such Registration Statement that any Seller has not provided such objections and/or corrections.

(c)           Purchaser shall also prepare and file a supplemental listing application with Nasdaq to list the Purchaser Stock Consideration covered by the Registration Statement and shall use reasonable best efforts to have the Purchaser Stock Consideration approved for listing on Nasdaq by the date of effectiveness of the Registration Statement, subject only to official notice of issuance.

(d)          When effective, Purchaser covenants and agrees that the Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectuses contained in such Registration Statement, in light of the circumstances under which a statement is made).

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(e)          Purchaser shall notify Sellers in writing of the effectiveness of the Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Effectiveness Date, and shall furnish to them, without charge, such number of copies of the Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Registration Statement or such other documents as Sellers may reasonably request in order to facilitate the sale of the Purchaser Stock Consideration in the manner described in the Registration Statement.

Section 6.7           Affiliate Arrangements. Except for obligations specified in Schedule 6.7, which will continue after the Closing in accordance with their terms as in effect on the date of this Agreement, all agreements and arrangements between and among the Companies, on the one hand, and the Sellers and their Affiliates, on the other hand, all liabilities and obligations of the Companies, on the one hand, and Sellers and their Affiliates, on the other hand, will automatically terminate in their entirety effective as of the Closing without any further actions by the Parties and thereby be deemed voided, cancelled and discharged in their entirety. Without limiting the generality of the foregoing, all intercompany accounts among the Companies, on the one hand, and the Sellers and their Affiliates, on the other hand, that then remain outstanding will be terminated, voided, cancelled and discharged, except to the extent any such accounts would be taken into account in connection with the determination of Net Working Capital.

Section 6.8          Commitment Regarding Company Indemnification Provisions. Purchaser covenants and agrees that during the period that commences on the Closing Date and ends on the sixth (6th) anniversary of the Closing Date, Purchaser shall not cause any amendment, modification, waiver or termination of any provision of the Organizational Documents of the Companies setting forth exculpation from liability or rights to indemnification for officers, directors, managers or members of the Companies, the effect of which would be to affect adversely the rights of any person serving as an officer, director, manager or member of the Companies, existing as of the date of this Agreement under such provisions; provided, however, that the foregoing restriction shall not apply to any such amendment, modification, waiver or termination to the extent required to cause such provisions (or any portion thereof) to comply with applicable Law.

Article VII.
TAX MATTERS

Section 7.1            Transfer Taxes. Any and all Transfer Taxes shall be borne by Sellers. Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to Transfer Taxes. Purchaser agrees to use commercially reasonable efforts and to cooperate with Seller to minimize any Transfer Taxes.

Section 7.2            Property Taxes. With respect to any Property Taxes, including payments in lieu of Property Taxes, assessed on any of the Assets for a Tax Period that begins on or before and ends after the Closing Date (such period, a "Straddle Period"), the liability for such Property Taxes shall be prorated on a daily basis between Purchaser and Sellers, as of the Closing Date, with Sellers being liable for the portion of such Property Taxes equal to the product of (i) the amount of such Property Taxes for the entirety of the Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in the Straddle Period, and with Purchaser being liable for the remainder of such Property Taxes. To the extent that Sellers, from and after the Closing, receive any bill, assessment or other notice of any such Property Taxes due for any Straddle Period, Sellers shall promptly forward a copy of such bill, assessment, or other notice to Purchaser.

Section 7.3           Cooperation on Tax Matters. Purchaser and Sellers shall, and shall cause their Affiliates to, cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns, financial reporting matters, and any audit, litigation or other proceeding with respect to Taxes, in each case, relating to the Assets or the Business. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such Tax Return or audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers agree to, and agree to cause their Affiliates to, retain all books and records in their possession with respect to Tax matters relating to the Assets or the Business for any Tax Period beginning on or before the Closing Date until the expiration of the statute of limitations of the Tax Periods to which such Tax Returns and other documents relate (and, to the extent notified by Purchaser, any extensions thereof).

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Section 7.4            Tax Returns. Sellers shall prepare and file any Tax Return in respect of the Companies for any period that includes a pre-Closing Tax Period and shall have the sole right to control all proceedings with respect to such Tax Returns, and Sellers shall be responsible for any Taxes relating to the Companies for any pre-Closing Tax Period. Purchaser shall prepare and file all Tax Returns in respect of the Companies for any post-Closing Tax Period and shall have the sole right to control all proceedings with respect to such Tax Returns, and Purchaser shall be responsible for any Taxes relating to the Companies for any post-Closing Tax Period.

Article VIII.
SURVIVAL; INDEMNIFICATION

Section 8.1            Survival.

(a)           The representations and warranties, of Sellers contained in Article IV of this Agreement shall survive for a period of twelve (12) months following the Closing, except for (i) the representations and warranties contained in Section 4.1 (Organization and Qualification of the Companies), Section 4.2 (Capitalization of Companies), Section 4.2(a) (Capacity; Enforceability), Section 4.6 (Litigation and Proceedings) and Section 4.9 (Taxes) (the "Fundamental Representations"), which will survive until the expiration of the applicable statute of limitations. All covenants and agreements of the Sellers contained herein shall survive the Closing indefinitely or for the period explicitly specified herein as shall claims involving fraud, willful misconduct or intentional misrepresentation on the part of Sellers. Notwithstanding the foregoing, any claims against Sellers asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from a Purchaser Indemnified Party to Sellers prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

(b)           The representations and warranties, of Purchaser contained in Article V of this Agreement shall survive for a period of twelve (12) months from the Closing Date, except for representations and warranties contained in Section 5.2 (Litigation and Proceedings) ("Purchaser Fundamental Representations"), which will survive until the expiration of the applicable statute of limitations. All covenants and agreements of the Purchaser contained herein shall survive the Closing indefinitely or for the period explicitly specified herein as shall claims involving fraud, willful misconduct or intentional misrepresentation on the part of Purchaser. Notwithstanding the foregoing, any claims against Purchaser asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from a Seller Indemnified Party to the Purchaser prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.2             Indemnification by Sellers.

(a)          Subject to the provisions and limitations of this Article VIII, from and after the Closing Date, each Seller, severally and not jointly, shall indemnify and hold harmless Purchaser and its Affiliates (the "Purchaser Indemnified Parties") from and against any and all claims, liabilities, damages, losses, demands, obligations, deficiencies, costs, and expenses of any nature whatsoever, including, without limitation, reasonable attorneys’ fees, accountants’ fees, and all costs of investigation, and other expenses of defending any actions or claims, amounts of judgment and amounts paid in settlement, whether or not involving a Third Party Claim (collectively referred to as the "Damages"), suffered by Purchaser Indemnified Parties resulting from or arising out of (i) any inaccuracy or breach of any of the representations or warranties made by either Seller in this Agreement or in any Transaction Document executed in connection herewith, (ii) any breach or nonfulfillment of any covenants or agreements made by either Seller in this Agreement or in any Transaction Document executed in connection herewith, (iii) any Taxes owed by either Seller and any Taxes owed by either Company for or relating to the period prior to the Closing, (iv) any Indebtedness or Selling Expenses not fully paid by either Seller on the Closing Date or not taken as a reduction to the Purchase Price at the Closing, save and except for Indebtedness disclosed on the Disclosure Schedules, (v) any fraud or willful misconduct or intentional misrepresentations or omissions by either Seller (each claim made by the Purchaser Indemnified Parties pursuant to this Section 8.2(a) shall be a "Purchaser Claim").

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(b)          Except as set forth in the last sentence of this Section 8.2(b), Sellers shall not have liability for indemnification pursuant to clause (i) of Section 8.2(a) for any individual Purchaser Claim under clause (i) of Section 8.2(a) for which indemnification is provided hereunder unless the amount of all Purchaser Claims arising under clause (i) of Section 8.2(a) exceeds fifty thousand dollars ($50,000) in the aggregate ("Basket Amount"). Once the amount of all Purchaser Claims arising under clause (i) of Section 8.2(a) exceed the Basket Amount in the aggregate, Sellers shall be severally and not jointly responsible for the full amount of Purchaser Claims with respect to clause (i) of Section 8.2(a) including the Basket Amount. The Basket Amount shall not be applicable to any Purchaser Claim for breach of Section 4.8 (Accounts Receivable). Notwithstanding the foregoing, the maximum aggregate liability of Sellers for Purchaser Claims under clause (i) of Section 8.2(a), other than Fundamental Representations, and Section 4.8 (Accounts Receivable), shall not exceed, in the aggregate, an amount equal to twenty percent (20%) of the Purchase Price ("Cap"). Furthermore, the maximum aggregate liability of Sellers for Purchaser Claims under Section 8.2(a) shall not exceed, in the aggregate, an amount equal to the Purchase Price. The limitations set forth in this Section 8.2(b) shall not apply to any Purchaser Claim related to clauses Section 8.2(a)(iii) through Section 8.2(a)(v).

(c)           For purposes of determining under Article IV the inaccuracy or breach of any representation or warranty herein or in any instrument or document delivered hereunder and the amount of any Damages that are indemnifiable hereunder, each such representation and warranty shall be read without regard and without giving effect to any materiality or Material Adverse Effect or similar qualification contained therein (as if such standard or qualification were deleted from such representation or warranty).

(d)           The Purchaser Indemnified Parties shall not be entitled to assert any Purchaser Claim for indemnification pursuant to this Section 8.2 for Purchaser Claims for indemnification with time restrictions under Section 8.1(a) after the dates provided in Section 8.1(a); provided, however, that if on or prior to such date a Notice of Claim (as defined below) shall have been provided pursuant to Section 8.4 hereof for such indemnification, the Purchaser Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article VIII.

(e)           All claims for indemnification by Purchaser Indemnified Parties shall be net of any insurance proceeds actually received as a result of the matter for which indemnification is claimed.

(f)           Once Damages are agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within thirty (30) days of such agreement or final, non-appealable adjudication by first adjusting the outstanding principal amounts then-due under the Promissory Notes, or, in the case where the Sellers are the Indemnifying Party and the amount of Damages exceeds the outstanding principal amounts then-due under the Promissory Notes, paying the excess amount of Damages by wire transfer of immediately available funds to an account designated by such Purchaser Indemnified Party.

Section 8.3             Indemnification by Purchaser.

(a)           Subject to the provisions of this Article VIII, from and after the Closing Date, Purchaser shall indemnify and hold harmless Sellers, and their respective Affiliates (the "Seller Indemnified Parties") from and against any and all Damages suffered by Seller Indemnified Parties resulting from or arising out of (i) any breach of any of the representations or warranties made by Purchaser in this Agreement or in any Transaction Document executed in connection herewith, (ii) any breach or nonfulfillment of any covenants or agreements made by Purchaser herein or any document executed in connection herewith, notwithstanding when any such breach or nonfulfillment may occur, or (iii) any fraud or willful misconduct or intentional misrepresentations or omissions by Purchaser (a claim made by the Seller Indemnified Parties pursuant to this Section 8.3(a) shall be a "Seller Claim").

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(b)          None of the Seller Indemnified Parties shall be entitled to assert any claim for indemnification pursuant to Section 8.3 after the dates provided in Section 8.1(b); provided, however, that if on or prior to such date a Notice of Claim shall have been given pursuant to Section 8.4 hereof for such indemnification, the Seller Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article VIII.

(c)           Except as set forth in the last sentence of this Section 8.3(c), Purchaser shall not have liability for indemnification pursuant to clause (i) of Section 8.3(a) for any individual Seller Claim that arises under clause (i) of Section 8.3(a) for which indemnification is provided hereunder unless the amount of all Seller Claims that arise under clause (i) of Section 8.3(a) exceed the Basket Amount. Once the amount of all Seller Claims arising under clause (i) of Section 8.3(a) exceeds the Basket Amount in the aggregate, Purchaser shall be responsible for the full amount of Seller Claims with respect to clause (i) of Section 8.3(a) including the Basket Amount. Notwithstanding the foregoing, the maximum aggregate liability of Purchaser for Seller Claims under clause (i) of Section 8.3(a), other than Purchaser Fundamental Representations, shall not exceed, in the aggregate, an amount equal to the Cap. The maximum aggregate liability of Purchaser for Seller Claims under clause (i) of Section 8.3(a), including Purchaser Fundamental Representations, shall not exceed, in the aggregate, an amount equal to the Cap. The limitation set forth in this Section 8.3(c) shall not apply to Purchaser's indemnification obligations with respect to any indemnifiable losses arising from fraud, willful misconduct or intentional misrepresentations on the part of Purchaser.

(d)           All claims for indemnification by the Seller Indemnified Parties shall be net of any insurance proceeds actually received as a result of the matter for which indemnification is claimed.

Section 8.4             Indemnification Procedures.

(a)           Upon obtaining knowledge of any claim or demand which has given rise to a claim for indemnification under Section 8.2 or Section 8.3, the Purchaser Indemnified Parties or the Seller Indemnified Parties (each, an "Indemnified Party") shall give written notice ("Notice of Claim") of such claim or demand to the applicable indemnifying party (each, an "Indemnifying Party"). In each case, such Notice of Claim shall specify in reasonable detail such information as the Indemnified Parties may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same); provided, however, that, subject to the limitations set forth in Section 8.1, Section 8.2 and Section 8.3, respectively, no failure or delay by the party giving the Notice of Claim shall reduce or otherwise affect the obligation of the Indemnifying Party unless and to the extent the Indemnifying Party is thereby prejudiced.

(b)          Within thirty (30) Business Days of receiving a Notice of Claim, the Indemnifying Party may object to such indemnification claim, stating in reasonable detail the bases for such objection. Any objection to a Notice of Claim must be signed by one or more representatives of the Indemnifying Party or its counsel and shall set forth in reasonable detail the items as to which disagreement exists (the "Disputed Matters"). If an objection is delivered, the Indemnified Party and the Indemnifying Party shall negotiate in good faith to resolve in writing any Disputed Matters. If they are unable to reach an agreement with respect to the Disputed Matters within a period of thirty (30) Business Days after the receipt of an objection, then any Disputed Matters as to which written agreement has not been reached shall be resolved in accordance with the procedures described in Article IX.

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(c)           If any lawsuit or other action is filed or instituted against any of the Indemnified Parties with respect to a matter subject to indemnity hereunder (a "Third Party Claim"), notice thereof (a "Third Party Notice") shall be given to the Indemnifying Party as promptly as practicable (and in any event within fifteen (15) days after the service of the citation or summons). Subject to the limitations set forth in Section 8.1, Section 8.2 and Section 8.3, respectively, the failure of the Indemnified Parties to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent the Indemnifying Party has actually been prejudiced as a result. After receipt of a Third Party Notice, if the Indemnifying Party provides evidence reasonably satisfactory to the Indemnified Party that it has the ability to pay the amounts claimed in the Third Party Claim and that the Third Party Claim relates to a matter for which indemnification is proper under this Agreement, the Indemnifying Party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such Third Party Claim, (ii) to employ and engage attorneys of its own choice to handle and defend the Third Party Claim (the selection of such attorneys to be subject to approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed), at the Indemnifying Party’s cost, risk and expense, and (iii) to compromise or settle such Third Party Claim; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall, and shall cause its Affiliates to, cooperate in all reasonable respects with the Indemnifying Party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom for which the Indemnifying Party has assumed the defense; and the Indemnified Party may, at the Indemnified Party’s own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The Parties shall also cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within thirty (30) days after receipt of the Third Party Notice (or within such shorter period of time as may be necessary to prudently defend such claim), the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim and the Indemnifying Party shall have the right to participate therein at the Indemnifying Party’s cost; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party informed (including, as necessary, updates from counsel) of the progress of any such defense, compromise or settlement, when and as reasonably requested by the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the fees and expenses of counsel retained by the Indemnified Party to the extent such underlying claim is indemnifiable under this Article VIII if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (2) the claim seeks an injunction or equitable or other non-monetary relief against the Indemnified Party; (3) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest that, under applicable principles of legal ethics, could prohibit a single lawyer or law firm from representing both the Indemnified Party and the Indemnifying Party in such claim or action, and such conflict has not been timely waived upon petition by the Indemnified Party; (4) the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim; or (5) the Indemnified Party reasonably believes that the Damage relating to the claim would exceed the maximum amount that such Indemnified Party would then be entitled to recover under the applicable provisions of Article VIII.

(d)           If the indemnification claim is made pursuant to Section 8.2, the total amount of such matured claims shall be paid in accordance with Section 8.2, subject to the limitation set forth in Section 8.2; likewise, if the indemnification claim is made pursuant to Section 8.3, the total amount of such matured claims shall be paid in accordance with Section 8.3, subject to the limitations set forth in Section 8.3.

(e)          The Indemnifying Party shall be subrogated to the rights of the Indemnified Party in respect of any insurance (other than self-insurance or insurance coverage provided by any captive insurance company that is an Affiliate of any Party) relating to claims made hereunder, as the case may be, to the extent of any indemnification payments made hereunder, and the Indemnified Party shall provide all reasonably requested assistance to the Indemnifying Party in respect of such subrogation, including executing any instrument reasonably necessary to evidence such subrogation rights.

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(f)            NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE UNDER THIS Article VIII OR OTHERWISE UNDER THIS AGREEMENT FOR EXEMPLARY OR PUNITIVE DAMAGES, WHETHER IN TORT (INCLUDING NEGLIGENCE OR GROSS NEGLIGENCE), STRICT LIABILITY, BY CONTRACT OR STATUTE, EXCEPT TO THE EXTENT ANY INDEMNIFIED PARTY SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A FINALLY ADJUDICATED THIRD-PARTY CLAIM, IN WHICH CASE SUCH DAMAGES SHALL BE RECOVERABLE (TO THE EXTENT RECOVERABLE UNDER THIS Article VIII) WITHOUT GIVING EFFECT TO THIS Section 8.4(f).

Section 8.5           Exclusive Remedy. The rights of the Indemnified Parties under this Article VIII shall be the exclusive remedy of such Indemnified Parties with respect to claims resulting from any breach by the Indemnifying Parties of any representation, warranty, covenant or agreement contained in this Agreement; provided, however, that this Section 8.5 is not intended in any way to limit or restrict the right of any party to separately seek equitable remedies, including injunctive relief or to pursue a claim for fraud or other non-waivable rights of action.

Section 8.6            Tax Treatment of Indemnity Payments. All amounts paid with respect to indemnity claims under this Agreement shall be treated by the parties hereto for all Tax purposes as adjustments to the Purchase Price, unless otherwise required by Law.

Section 8.7            Unwinding. Notwithstanding any provision to the contrary contained in this Agreement or any other Transaction Document, prior to Sellers' receipt of the Threshold Payment Amount, upon a Holder exercising its rights pursuant to Section 10 of a Pledge Agreement in accordance with its provisions, the Parties agree that the sole and exclusive remedy of the Parties shall be as follows (collectively, the "Unwinding"):

(a)          Seller(s) may continue to exercise any and all of their rights pursuant to the Pledge Agreements and Notes, which shall not be abrogated or diminished by this Agreement in any respect;

(b)          Contemporaneously with the transfer, sale or repossession of any of the Membership Interests pursuant to and in accordance with the Pledge Agreements, Sellers shall assign and transfer to Purchaser the number of shares of Common Stock of Purchaser constituting the Purchaser Stock Consideration and any other amounts (the "Pre-Payment Amounts") paid to Sellers above and beyond the monthly amounts required to be paid to Sellers under the Notes (the "Unwind Closing"). Any such Pre-Payment Amounts shall be returned to Purchaser (i) in cash, if originally remitted to Sellers in cash, (ii) in Purchaser Common Stock, if originally remitted to Sellers in Purchaser Common Stock, or (iii) to the extent Purchaser Common Stock was originally remitted to Sellers, but such stock was sold, margined, or hypothecated by Sellers, in cash at the value attributed to such Purchaser Common Stock at the time of its issuance or transfer to Sellers.

(c)           Purchaser and Sellers shall have no further obligations to the other Party pursuant to this Agreement except as provided below; and

(d)          Upon occurrence of the Unwind Closing, Sellers and Purchaser shall be deemed to have mutually and irrevocably waived, released and relinquished all Actions, Seller Claims, and Purchaser Claims, respectively, known or unknown, contingent or otherwise, arising out of or relating to this Agreement, save and except for any Purchaser Claim related to or arising out of Section 8.2(a)(iii) through Section 8.2(a)(v) and any Seller Claim related to or arising out Section 8.3(a)(iii), respectively, as the case may be.

(e)          Notwithstanding the foregoing terms and provisions of this Section 8.7, subsequent to the receipt of the Threshold Payment Amount, no Seller shall have any right to initiate an Unwinding.

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Article IX.
SETTLEMENT OF DISPUTED MATTERS

Section 9.1            Attorneys’ Fees With Respect to Litigation. If Sellers, on the one hand, or Purchaser, on the other hand, initiate any Action against the other, involving this Agreement or any Transaction Document executed in connection hereto, the prevailing party (as determined by the applicable court) in such Action shall be entitled to receive reimbursement from the other party for all reasonable attorneys’ fees, experts’ fees, and other costs and expenses incurred by the prevailing party in respect of that proceeding, including any and all appeals thereof, and such reimbursement shall be included in judgment or final order issued in such proceeding.

Section 9.2             Governing Law; Jurisdiction and Venue.

(a)           This Agreement and any dispute arising hereunder shall be governed by and construed in accordance with the Laws of the State of Nevada, excluding its conflicts of laws provisions or rule that would cause the application of Laws of any jurisdiction other than those of the State of Nevada.

(b)           Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of the federal courts of the located in Clark County, State of Nevada, for the purposes of any action arising out of this Agreement or the subject matter hereof brought by any Party under this Agreement.

(c)           To the extent permitted by applicable Law, each Party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any action under this Agreement, any claim (A) that it is not personally subject to the jurisdiction of the above named courts, (B) that such action is brought in an inconvenient forum, (C) that it is immune from any legal process with respect to itself or its property, (D) that the venue of the suit, action or proceeding is improper, or (E) that this Agreement or the subject matter hereof may not be enforced in or by such courts.

(d)           The Parties agree that mailing of process or other papers in connection with any such Action or proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

Article X.
MISCELLANEOUS

Section 10.1         Waiver. At any time prior to the Closing Date, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other Parties with any of the agreements or conditions contained herein. Any such waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, and such extension, waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No delay on the part of any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

Section 10.2          Notices. Except as otherwise expressly permitted herein, all notices, request, instruction or other document required or permitted to be given hereunder shall be in writing and shall be deemed effective when personally delivered with signed receipt, when received by facsimile, e-mail or other electronic means with electronic confirmation of delivery, when delivered by overnight courier with signed receipt or when delivered by United States certified mail, postage prepaid and return receipt requested. Unless changed by written notice given by either Party to the other pursuant hereto, such notices shall be given to the Parties at the following addresses:

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If to Sellers or the Companies (prior to Closing):

Jorgan Development, LLC; JBAH Holdings, LLC 5151 Beltline Road, Suite 715 Dallas, Texas 75234 Attn: James Ballengee Email: jballengee@whiteclawcrude.com

With a copy to:	Jackson Walker LLP
2323 Ross Avenue, Suite 600 Dallas, TX 75201 Attn: Pat Knapp Email: pknapp@jw.com

If to Purchaser or the Companies after Closing:	Vivakor, Inc. 4101 North Thanksgiving Way Lehi, UT 84043 Attn: Matt Nicosia Email: matt@vivakor.com

With a copy to:	Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor Iselin, New Jersey 08830 Attn: Joseph Lucosky; Scott Linsky Email: jlucosky@lucbro.com; slinsky@lucbro.com

Section 10.3         Assignment. No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Party; provided, however, that Purchaser may assign its rights hereunder to any Affiliate but shall remain liable for all of Purchaser’s obligations hereunder. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

Section 10.4          Rights of Third Parties. Except as provided in Section 10.3 and this Section 10.4, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 10.5          Reliance. Each of the Parties to this Agreement shall be deemed to have relied upon the accuracy of the written representations and warranties made to it in or pursuant to this Agreement, notwithstanding any investigations conducted by or on its behalf or notice, knowledge or belief to the contrary.

Section 10.6        Expenses. Each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including, without limitation, all broker’s fees and fees of its legal counsel, financial advisers and accountants.

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Section 10.7          Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by means of facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.8        Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement among the Parties and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Affiliates relating to the transactions contemplated hereby and thereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth in this Agreement.

Section 10.9         Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person of circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the Parties request that the court reform such provision in a manner sufficient to cause such provision to be enforceable.

Section 10.10         Amendments. This terms and provisions of this Agreement may be amended only by a written instrument signed by all Parties.

Section 10.11        Currency. All monetary amounts referenced and contemplated by this Agreement and the Transaction Documents shall be due and owing in the lawful currency of the United States of America.

Section 10.12         Transaction Privilege.

(a)           The Parties hereby acknowledge and agree that Jackson Walker LLP ("Jackson Walker") has represented the Sellers and one or more of their Affiliates (each a "Seller Group Member" and, collectively, the "Seller Group Members") and the Companies prior to the Closing Date, including in connection with the negotiation, documentation, and consummation of this Agreement and the Transaction Documents, and that the Seller Group Members have a reasonable expectation that, after the Closing, Jackson Walker will, if the Seller Group Members so wish, represent them in connection with any pending or possible or threatened Action involving any Seller Group Member or their Representatives, on the one hand, and any other party to this Agreement (including the Companies from and after the Closing) (an "Other Party") or any of their respective Affiliates and Representatives (each an "Other Party Group Member" and, collectively, the "Other Party Group Members"), on the other hand, relating to the negotiation, documentation and consummation of this Agreement and the Transaction Documents.

(b)          Each Other Party, on its own behalf and on behalf of the Other Party Group Members, hereby consents to the potential future representations described in Section 10.12(a) and specifically expressly waives and agrees not to assert any conflict of interest that may arise or be deemed to arise under applicable Law or standard of professional responsibility if, after the Closing, Jackson Walker represents any Seller Group Member or other Persons in connection with any Action relating to the negotiation, documentation and consummation of this Agreement and the Transaction Documents whether or not such matter is one in which Jackson Walker may have previously advised the Seller Group Members.

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(c)           In addition, each of the Parties irrevocably acknowledges and agrees that, from and after the Closing, the attorney-client privilege arising from communications prior to the Closing between any one or more of the Seller Group Members and the Sellers and the Companies (which, for the avoidance of doubt, includes for purposes hereof any Representatives of the Sellers and the Companies), on the one hand, and Jackson Walker, on the other hand, to the extent relating to the negotiation, documentation and consummation of this Agreement or the Transaction Documents, shall be excluded from the Assets or any other property, rights, privileges, powers, franchises, and other interests held by any Other Party Group Members, that such attorney-client privilege shall be deemed held solely by the Seller Group Members, and that no Other Party Group Member shall have any right to assert, waive, or otherwise alter any such attorney-client privilege at any time after the Closing. All communications between the Seller Group Members or the Companies, on the one hand, and Jackson Walker, on the other hand, relating to the negotiation, documentation, and consummation of this Agreement and the Transaction Documents shall be deemed to be privileged and to belong solely to the Seller Group Members (and not Other Party Group Members). The Other Parties, to the fullest extent allowed by Law, agree that no waiver of any privilege or right of the Seller Group Members is intended or will be claimed by any Other Party as a result of any communications, files, records, or other documents being maintained within the records or files, of any Other Party Group Member or otherwise in its possession or control.

(d)          This Section 10.12 shall be irrevocable, and no term of this Section 10.12 may be amended, waived, or modified, without the prior written consent of Jackson Walker, the Seller Group Members, and their respective Affiliates affected thereby. Notwithstanding any other provision of this Agreement, Jackson Walker’s rights and privileges under this Section 10.12 may be transferred and assigned by Jackson Walker to its successors and assigns.

(Signature Page Follows)

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the Effective Date.

PURCHASER: VIVAKOR, INC., a Nevada corporation By: /s/ Matt Nicosia Name: Matt Nicosia Title: CEO

[Signature Page to Membership Interest Purchase Agreement]

THE SELLERS:

JORGAN DEVELOPMENT, LLC,

a Louisiana limited liability company

By: /s/ James H. Ballengee

Name: James H. Ballengee

Title: Manager

JBAH HOLDINGS, LLC,

a Texas limited liability company

By: /s/ James H. Ballengee

Name: James H. Ballengee

Title: Manager

[Signature Page to Membership Interest Purchase Agreement]

SCHEDULE I

Membership Units of the CompanIEs

Companies	Member	Units	Percentage Ownership
SFD	Jorgan	990	99%
SFD	JBAH	10	1%
WCCC	Jorgan	990	99%
WCCC	JBAH	10	1%

Schedule I

SCHEDULE II

PURCHASE PRICE,

PURCHASER STOCK AND NOTE CONSIDERATION ALLOCATION

Seller	Purchaser Stock Consideration	Original Principal Amount
Jorgan	99%	99%
JBAH	1%	1%
Total	100%	100%

Schedule II